Exhibit 10.39
BXP, INC.
NON-EMPLOYEE DIRECTOR COMPENSATION PLAN
SECTION 1.PURPOSE OF THE DIRECTOR PLAN
This Non-Employee Director Compensation Plan (the “Director Plan”) is intended to establish the cash compensation and equity grants payable to members of the board of directors of BXP, Inc. (the “Company”), as constituted from time to time (the “Board”), who are not employees of the Company or any subsidiary of the Company (“Non-Employee Directors”). All equity grants made under the Director Plan shall be made pursuant to the Company’s 2021 Stock Incentive Plan (as amended from time to time, the “2021 Plan”) or any other equity plan of the Company designated by the Board pursuant to which the grants provided for herein may be made (the “Incentive Plan”). Except as otherwise noted herein, the cash compensation and equity grants described in the Director Plan shall be paid or be made, as applicable, to each Non-Employee Director automatically and without any further action by the Board. All capitalized terms used but not defined herein shall have the respective meanings ascribed thereto in the 2021 Plan.
SECTION 2.ADMINISTRATION OF THE DIRECTOR PLAN
(a)The Director Plan shall be administered by the Compensation Committee of the Board (the “Committee”). All decisions and interpretations of the Committee shall be made in the Committee’s sole and absolute discretion and shall be final and binding on all persons, including the Company and Non-Employee Directors.
SECTION 3.BOARD AND COMMITTEE SERVICE FEES
(a)Board Service. Each Non-Employee Director shall receive an annual cash retainer of $85,000 for serving on the Board. Non-Employee Directors shall not receive meeting attendance fees for any meeting of the Board or a committee thereof that he or she attends.
(b)Chairman of the Board. The Non-Employee Director serving as Chairman of the Board shall receive an annual cash retainer of $125,000 for such service.
(c)Compensation Committee. Each Non-Employee Director who serves on the Committee shall receive an annual cash retainer of $10,000 for such service. In addition, the Non-Employee Director serving as the chair of the Committee shall receive an additional annual cash retainer of $15,000 for service as chair.
(d)Audit Committee. Each Non-Employee Director who serves on the Audit Committee shall receive an annual cash retainer of $15,000 for such service. In addition, the Non-Employee Director serving as the chair of the Audit Committee shall receive an additional annual cash retainer of $20,000 for service as chair.
(e)Nominating and Corporate Governance Committee. Each Non-Employee Director who serves on the Nominating and Corporate Governance (“NCG”) Committee shall receive an annual cash retainer of $10,000 for such service. In addition, the Non-Employee Director serving as the chair of the NCG Committee shall receive an additional annual cash retainer of $15,000 for service as chair.

(f)Other Standing Committees. Each Non-Employee Director who serves on any other standing committee of the Board that may be established from time to time by the Board shall receive an annual cash retainer of $10,000 for such service. In addition, the Non-Employee Director serving as the chair of such standing committee, if any, shall receive an additional annual cash retainer of $15,000 for service as chair.
(g)Payment and Deferral of Service Fees. Unless otherwise deferred pursuant to the Director Deferral Program (as defined below), the sum of all annual cash retainers to which each Non-Employee Director is entitled pursuant to Sections 3(a)-(f) shall be paid quarterly in arrears, subject to proration for periods of service less than a full quarter or full year in length, as applicable.
SECTION 4.EQUITY COMPENSATION
(a)Annual Equity Award. Unless otherwise deferred pursuant to the Director Deferral Program, on the fifth business day after each annual meeting of the Company’s stockholders (or, if any annual meeting is not completed on a single date, the date on which the polls are closed for voting on the election of directors at such annual meeting) (the “Annual Meeting”), each Non-Employee Director continuing to serve as a member of the Board immediately following the election and qualification of the directors elected at such Annual Meeting shall be granted, at his or her election, either a number of LTIP Units in Boston Properties Limited Partnership, or any successor thereto, or a number of restricted shares of the Company’s common stock, par value $0.01 per share (“Common Stock”) (or a combination of LTIP Units and Common Stock), pursuant to the Incentive Plan equal to $200,000 divided by the closing market price of the Company’s Common Stock on the New York Stock Exchange on the grant date, which grant will vest on the earlier of (i) the first anniversary of the grant date and (ii) the date of the next Annual Meeting (the “Annual Equity Award”), subject to potential acceleration as set forth in the Incentive Plan or the applicable award agreement.
(b)Initial Equity Awards. Unless otherwise deferred pursuant to the Director Deferral Program, on the fifth business day after the appointment of any new Non-Employee Director, such Non-Employee Director shall be granted, at his or her election, either a number of LTIP Units in Boston Properties Limited Partnership, or any successor thereto, or a number of restricted shares of Common Stock (or a combination of LTIP Units and Common Stock), pursuant to the Incentive Plan equal to $200,000 (prorated based on the number of months from the effective date of the appointment of the Non-Employee Director to the Board to the first anniversary of the most recent prior Annual Meeting) divided by the closing market price of the Company’s Common Stock on the New York Stock Exchange on the grant date, which grant will vest on the earlier of (i) the first anniversary of the grant date and (ii) the date of the next Annual Meeting (the “Initial Equity Award”), subject to potential acceleration as set forth in the Incentive Plan or the applicable award agreement.
(c)Form of Equity Awards. Notwithstanding Sections 4(a) and (b), prior to the grant date of any Annual Equity Award or Initial Equity Award, the Committee may, in its sole discretion, determine to (i) grant such Annual Equity Award or Initial Equity Award in the form of any full value Award (as defined in the Incentive Plan) issuable from time to time pursuant to the Incentive Plan (i.e., an Award other than an option or stock appreciation right) or (ii) discontinue any ability for the Non-Employee Directors to elect to receive the form of equity for any such grants, in which case all equity awards granted hereunder shall be in the form of restricted shares of Common Stock. All equity awards granted hereunder shall be made pursuant to forms of award agreement having terms consistent with those set forth herein, as approved by the Committee or the Board from time to time for such purpose.

(d)Availability of Awards. All equity grants made hereunder shall be subject to the availability of shares of Common Stock reserved for issuance pursuant to the Incentive Plan, and the Director Plan does not increase such number of available shares. To the extent insufficient shares of Common Stock are reserved and available to make the equity grants set forth herein, or at the discretion of the Board, any portion of any equity grant to which a Non-Employee Director is entitled shall be added to the next cash payment of annual cash retainers payable pursuant to Section 3 in an amount equal to the Fair Market Value of any such ungranted equity compensation, to be paid at such times and in the manner set forth in Section 3, unless otherwise determined by the Board.
SECTION 5.TAX WITHHOLDING
(a)Except to the extent required by applicable law, each Non-Employee Director shall be solely responsible for any tax obligations he or she incurs as a result of any compensation received under the Director Plan.
SECTION 6.DEFERRAL
(a)Each Non-Employee Director may elect, in accordance with the Boston Properties, Inc. Amended and Restated Rules and Conditions for Directors’ Deferred Compensation Program or any other plan of the Company designated or established by the Board for such purpose, as (the “Director Deferral Program”), to defer the cash compensation described in the Director Plan.
SECTION 7.SECTION 409A
(a)The provisions regarding all payments to be made hereunder shall be interpreted in such a manner that all such payments either comply with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), or are exempt from the requirements of Section 409A of the Code as “short-term deferrals” as described in Section 409A of the Code. To the extent that any amounts payable hereunder are determined to constitute “nonqualified deferred compensation” within the meaning of Section 409A of the Code, such amounts shall be subject to such additional rules and requirements as specified by the Committee from time to time in order to comply with Section 409A of the Code and the payment of any such amounts may not be accelerated or delayed except to the extent permitted by Section 409A of the Code. The Company makes no representation or warranty and shall have no liability to any Non-Employee Director or any other person if any payments under any provisions of the Director Plan are determined to constitute deferred compensation under Section 409A of the Code that are subject to the twenty percent (20%) additional tax under Section 409A of the Code.
SECTION 8.AMENDMENTS AND TERMINATION
The Board reserves the right to amend or terminate the Director Plan at any time in its sole discretion.
SECTION 9.NON-EXCLUSIVITY; NO BOARD SERVICE RIGHTS
(a)The Director Plan is not intended to be exclusive and nothing contained in the Director Plan shall prevent the Board from adopting other or additional compensation arrangements with respect to any Non-Employee Directors or otherwise. The adoption of the Director Plan and the payment of compensation hereunder shall not confer upon any Non-Employee Director any right to continued service on the Board.
SECTION 10.EFFECTIVE DATE OF DIRECTOR PLAN
The Director Plan shall become effective upon stockholder approval in accordance with Delaware law.
SECTION 11.GOVERNING LAW
The Director Plan and all actions taken thereunder shall be governed by, and construed in accordance with, the laws of the State of Delaware, applied without regard to conflict of law principles.
DATE OF APPROVAL OF DIRECTOR PLAN BY BOARD: January 20, 2026

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